Exhibit 21.1

List of Subsidiaries

(immediately following the separation and distribution)

All the subsidiaries listed below are incorporated, formed or organized, as applicable, in Delaware.

Ashford HHC III LLC

Ashford HHC Partners III LP

Ashford Hospitality Prime Limited Partnership

Ashford Philadelphia Annex GP LLC

Ashford Philadelphia Annex LP

Ashford Plano-M LP

Ashford Prime OP General Partner LLC

Ashford Prime OP Limited Partner LLC

Ashford Prime TRS Corporation

Ashford San Francisco II LP

Ashford Sapphire III GP LLC

Ashford Sapphire VII GP LLC

Ashford Seattle Downtown LP

Ashford Seattle Waterfront LP

Ashford Tampa International Hotel, LP

Ashford TRS Philadelphia Annex LLC

Ashford TRS Sapphire III LLC

Ashford TRS Sapphire VII LLC

CHH Capital Hotel GP, LLC

CHH Capital Hotel Partners, LP

CHH Capital Tenant Corp.

CHH III Tenant Parent Corp.

CHH Torrey Pines Hotel GP, LLC

CHH Torrey Pines Hotel Partners, LP

CHH Torrey Pines Tenant Corp.